                                       Filed Pursuant to Rule 424(b)(3) and (c)
                                                         File Number 333-47191



                  PROSPECTUS SUPPLEMENT DATED DECEMBER 3, 1998

                                       to

                         Prospectus Dated March 20, 1998


                                 501,719 Shares

                               Cisco Systems, Inc.

                                  Common Stock


     This Prospectus Supplement supplements the Prospectus dated March 20, 1998 (the "Prospectus") of Cisco Systems, Inc. (the "Company") relating to the public offering, which is not being underwritten, and sale by certain shareholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Shareholders") of 501,719 shares of Common Stock, par value of $0.001 per share, of the Company (the "Common Stock") who received such shares in connection with the acquisition by statutory merger of LightSpeed International, Inc. ("LightSpeed"), by and through a merger of LightSpeed with and into the Company. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Summary and not otherwise defined herein have the meanings specified in the Prospectus.

                              SELLING SHAREHOLDERS

     Margarita Volfstun Revocable Trust, Lee Volfstun Revocable Trust and the Ian Landy Revocable Trust are transfering shares of the Company's Common Stock owned by them into Greene Street 1998 Exchange Fund, L.P. as set forth below. Such shareholder was not specifically identified in the Prospectus as a Selling Shareholder. Ian Landy has also transferred shares of the Company's Common Stock owned by him to WSW 1998 Exchange Fund, L.P. The table of Selling Shareholders in the Prospectus is hereby updated and amended to include the following shareholders identified as Selling Shareholders:


                                                                                                    Number of
                                                                                                     Shares
                                                           Number of Shares    Percent of        Registered for
                                                           Beneficially        Outstanding            Sale
Name of Selling Shareholder                                Owned                 Shares              Hereby1
---------------------------                                ------                ------              -------
Greene Street 1998 Exchange Fund, L.P.                     75,423                   *                75,423
Margarita Volfstun Revocable Trust                         110,638                  *                110,638
Lee Volfstun Revocable Trust                               125,418                  *                125,418
The Ian Landy Revocable Trust                              1,166                    *                   1,166
Ian Landy                                                  163,576                  *                163,576
WSW 1998 Exchange Fund, L.P.                               25,498                   *                25,498


-----------------
* less than one percent














-----------------
     1 This Registration Statement shall also cover any additional shares of Common Stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Selling Shareholders' outstanding shares of Common Stock.